Exhibit 99.1

Press Release

Contact: Scott D. Henry
Las Vegas Sands Corp.
(702) 733-5502

Las Vegas Sands Corp. Reports Record Third Quarter 2005 Results
Sands Macao Achieves Record Adjusted Property EBITDAR of $ 90.1 Million

LAS VEGAS — November 2, 2005 – Las Vegas Sands Corp. (NYSE:LVS) today reported financial results for the third quarter ended September 30, 2005.

Net revenue for the third quarter of 2005 was $437.6 million compared to $343.6 million in the third quarter of 2004. Adjusted net income for the third quarter of 2005 was $99.9 million or adjusted earnings per diluted share of $0.28 compared to adjusted net income of $68.0 million, or adjusted earnings per diluted share of $0.21 for the third quarter of 2004.* Adjusted net income and adjusted earnings per diluted share during the third quarter of 2005 exclude loss on disposal of assets, pre-opening expense, development expense, and interest expense related to a litigation settlement. Adjusted net income and adjusted earnings per diluted share during the third quarter of 2004 exclude loss on disposal of assets, pre-opening expense, development expense, non-recurring corporate expenses and loss on early retirement of debt, and include a pro-forma provision for income taxes calculated as if the company had been a tax-paying entity in 2004. On a GAAP (Generally Accepted Accounting Principles) basis net income was $91.0 million or $0.26 per diluted share, in the third quarter of 2005 compared to net loss of $85.9 million or loss per diluted share of $0.26 in the third quarter of 2004.

William P. Weidner, President and Chief Operating Officer, stated, “We are pleased to report solid third quarter financial results, particularly in Macao where we delivered record adjusted property EBITDAR of $90.1 million. We posted strong results at The Venetian, recording 8.6% growth in adjusted property EBITDAR, despite a substantial increase in high-end capacity on the Las Vegas Strip. At the same time, we continue to execute on a number of key strategic initiatives that will drive future growth in both markets.

Consolidated adjusted property EBITDAR in the third quarter of 2005 was $157.1 million, an increase of 21.7% when compared to $129.1 million in the year-ago quarter. Operating income during the third quarter of 2005 was $113.7 million compared to an operating loss of $48.4 million reported in the third quarter of 2004.

*See the accompanying tables and footnotes, which reconcile net income (loss) to adjusted net income, reconcile net income (loss) and operating income (loss) to EBITDA and adjusted property EBITDAR, reconcile earnings per share to adjusted earnings per share and show the effect of tax adjustments on 2004 adjusted pro forma net income (loss). See also Note 1 at the end of this release.

Venetian Casino Resort Third Quarter Operating Results

In the third quarter of 2005, table games drop increased 12.5% to $301.7 million versus $268.2 million during the third quarter of 2004, and slot machine handle (volume) was essentially flat at $515.8 million compared to $523.1 million in the third quarter of 2004. Casino revenues were $94.3 million in the third quarter of 2005 compared to $77.7 million during the prior year period, an increase of 21.4%. Table games win percentage (calculated before discounts) was 23.9% in the 2005 quarter compared to the 18.0% recorded in the third quarter of last year and as compared to the normal range of 20.0 to 21.0%.

The Venetian’s average daily rate (ADR) was $203 during the third quarter of 2005 compared to $201 during the prior year’s third quarter. The Venetian’s occupancy of available guestrooms was 96.3% during the third quarter of 2005 compared to 97.2% during the prior year period, generating revenue per available room (REVPAR) of $195 during the third quarter of 2005 and in the third quarter of 2004. Hotel revenues were $71.8 million during the third quarter of 2005 compared to $71.5 million during the third quarter of 2004.

Food and beverage revenues were $21.0 million in the third quarter of 2005 compared to $20.9 million last year. Retail and other operating revenues were $10.0 million compared to $9.7 million during the third quarter of 2004.

In the third quarter of 2005, The Venetian reported third quarter adjusted property EBITDAR of $64.6 million compared to $59.5 million in the year-ago quarter, an increase of 8.6%. Operating income for The Venetian during the third quarter of 2005 was $45.9 million compared to $11.8 million reported in the third quarter of 2004. Third quarter results for 2004 were affected by significant non-recurring corporate expense.

“At The Venetian, our targeted capital investment plans are progressing well,” said Weidner. “Two of our new entertainment venues opened in early October to strong customer response – the popular Blue Man Group show and the Las Vegas incarnation of the New York City restaurant/night club, Tao. In addition, this week we added 300,000 square feet of carpeted meeting space to our Congress Center and expect to add another 150,000 square feet in January.”

Sands Macao Third Quarter Operating Results

The Sands Macao reported record adjusted property EBITDAR of $90.1 million for the third quarter of 2005 compared to $69.2 million in the third quarter of 2004. Rolling Chip volume was approximately $3.2 billion in the third quarter of 2005, up from approximately $2.0 billion in the second quarter of 2005, an increase of 60.0%. We did not have a Rolling Chip program in the third quarter of 2004. Table games drop (the Non-Rolling Chip segment) was $1.021 billion in the third quarter of 2005, up from approximately $923.0 million in the second quarter of 2005, an increase of 8.3% and up from $972.3 million in the third quarter of 2004, an increase of 5.0%.

Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.4% in the third quarter of 2005. Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 16.8% in the third quarter of 2005. These results should be compared to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.5% to 2.8% and our expected Non-Rolling Chip table games win percentage of 16.5% to 17.5%.

Slot handle (volume) for the third quarter of 2005 was $190.4 million, up from $110.0 million in the third quarter of 2004, an increase of 73.1%. The increase in the 2005 period was largely the result of an increase in slot machines in use of 54.5% and an increase in win per unit per day of 5.3%.

Casino revenues were $240.1 million in the third quarter of 2005 compared to $162.5 million in the third quarter of 2004, an increase of 47.8%. Operating income was $82.2 million in the third quarter 2005, up from $63.3 million in the third quarter 2004, an increase of 29.9%. The increases in casino revenues versus prior reported quarters were primarily driven by the strength of our Rolling Chip table games business and the growth of our Non-Rolling Chip table games and slot businesses. The changes in adjusted property EBITDAR and operating income were also affected by the change in our mix of business between Rolling Chip and Non-Rolling Chip table games, with Rolling Chip table games expected to have lower margins due to higher marketing costs, and greater sensitivity to changes in win percentage.

Weidner stated, “We are pleased with our continued progress in the highly competitive Macao VIP market, as well as with the strong growth in the Non-Rolling Chip and slot businesses. In Macao, we recently broke ground on an expansion at the Sands, which will increase gaming capacity and allow us to focus on the lower betting limit mass market customers that we currently do not choose to serve. Phase I of this expansion is slated for completion in the first quarter of 2006 in time for Chinese New Year.”

Sands Expo and Convention Center Operating Results

The Sands Expo and Convention Center generated $10.5 million of net revenues and $2.4 million of adjusted property EBITDAR for the third quarter 2005 compared to net revenues of $10.7 million and adjusted property EBITDAR of $0.5 million during the third quarter of 2004. Operating income was $1.5 million in the 2005 quarter versus $(0.8) million during the third quarter of 2004.

Other Factors Affecting Earnings

Interest expense, net of amounts capitalized, was $21.7 million for the third quarter of 2005, of which $15.8 million was related to the Venetian, $3.8 million was related to a litigation settlement and $2.1 million was related to the Sands Expo and Convention Center, as compared to net interest expense of $34.5 million during the third quarter of 2004. The year over year decline is the result of our strategic decision to retire $850.0 million of 11% Mortgage Notes, which were replaced with a combination of bonds bearing interest at a rate of 6.375% and lower cost bank debt during the first quarter of 2005. Interest expense also declined as a result of our redemption of $120.0 million of floating rate notes secured by assets at the Sands Macao casino during the second quarter of 2005. Capitalized interest was $6.4 million during the third quarter of 2005 compared to $0.4 million during the third quarter of 2004.

Depreciation and amortization expense was $22.5 million for the third quarter of 2005, compared to $19.3 million for the third quarter of 2004.

Development expense relating to our efforts in Macao, the United Kingdom, Singapore, Pennsylvania and other projects were $5.9 million in the third quarter of 2005 compared to $4.6 million in the third quarter of 2004.

Balance Sheet Items

Unrestricted cash balances at September 30, 2005 stood at $590.0 million while restricted cash balances were $585.9 million. Of the restricted cash balances, $565.7 million is restricted for construction of The Palazzo Casino Resort, our second hotel casino resort property in Las Vegas.

As of September 30, 2005 total debt outstanding including the current portion, was $1.6 billion.

Capital Expenditures

Capital expenditures during the third quarter of 2005 totaled $218.6 million. This includes $33.3 million, which was utilized for improvements and maintenance capital expenditures at The Venetian in Las Vegas, $82.8 million, which was utilized for construction and development activities in Macao, and $83.7 million, which was utilized for construction and development activities for The Palazzo Casino Resort.

Development

Weidner continued, “Looking ahead, we expect 2006 to be a significant year for our business. We will be completing our targeted capital development projects in both Las Vegas and Macao, preparing for the 2007 openings of The Palazzo Casino Resort and The Venetian Macao Casino Resort, and executing on our plans to develop additional properties on the Cotai Strip™.

“We are particularly excited about the long-term opportunities that exist in Asia,” added Weidner. “We continue to see compelling evidence that Macao will emerge as a leading destination for convention, tourism and extended-stay vacation. In recent weeks, 10 international trade show organizers have united with us to start planning 20 tradeshows at The Venetian Macao during its first year of operation. We are also pleased to have been selected by the Zhuhai Municipal People’s Government of the PRC to work with it to master plan a leisure and convention destination resort on Hengqin Island, located just one mile from Cotai. The non-casino tourism amenities of Hengqin Island will be an ideal complement to the entertainment attractions on the Cotai Strip™, allowing us to maximize our business potential and further broaden the appeal of the region.”

Conference Call Information

The company will hold a conference call to discuss the company’s results on Wednesday, November 2, 2005 at 1:30 p.m. PST (4:30 p.m. EST). Interested parties are invited to join the call by dialing (866) 770-7125 and using the access code 56680624. International callers, please dial (617) 213-8066 and use the same access code. The conference call will also be available through a live audio webcast at http://www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 14175977, from November 2, 2005 at approximately 3:30 p.m. PST (6:30 p.m. EST) through November 12, 2005.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

(1)	Adjusted net income (and adjusted earnings per share) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with GAAP. Reconciliations of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share are included in the financial schedules accompanying this release.

(tables to follow)

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Casino	$334,400	$240,189	$874,994	$468,786
Rooms	73,173	71,577	243,233	236,174
Food and beverage	28,796	26,863	106,983	92,544
Grand Canal Shops	—	—	—	15,977
Retail	2,760	2,372	7,470	7,007
Other	19,646	18,493	67,744	71,370

	458,775	359,494	1,300,424	891,858
Less - Promotional Allowances	(21,153)	(15,858)	(60,187)	(42,379)

	437,622	343,636	1,240,237	849,479

Operating Costs and Expenses:
Casino-Hotel operations	280,516	214,490	765,455	492,799
Grand Canal Shops operations	—	—	—	6,490
Rental expense	3,699	3,618	11,086	8,307
Corporate expense	9,893	118,153	27,395	123,857
Pre-opening expense	860	838	1,364	17,183
Development expense	5,926	4,567	16,663	7,329
Depreciation and amortization	22,463	19,346	63,525	51,729
(Gain)/loss on disposal of assets	522	31,035	1,527	(387,187)

	323,879	392,047	887,015	320,507

Operating income (loss)	113,743	(48,411)	353,222	528,972

Interest expense, net of amounts capitalized	(21,682)	(34,470)	(66,734)	(99,761)
Interest income	8,637	2,184	23,164	3,278
Other income (expense)	145	—	(1,146)	(9)
Loss on early retirement of debt	—	(5,182)	(137,000)	(6,553)

Income (loss) before income taxes	100,843	(85,879)	171,506	425,927

(Provision) benefit for income taxes	(9,814)	—	13,064	—

Net income (loss)	$91,029	$(85,879)	$184,570	$425,927

Basic net income (loss) per share	$0.26	$(0.26)	$0.52	$1.31
Diluted net income (loss) per share	$0.26	$(0.26)	$0.52	$1.31

Unaudited pro forma data
(reflecting change in tax status)(1)
Income (loss) before income taxes	n/a	$(85,879)	n/a	425,927
Pro forma (provision) benefit for income taxes	n/a	$39,874	n/a	(139,897)

Pro forma net income (loss)	n/a	$(46,005)	n/a	$286,030

Unaudited pro forma per share data
(reflecting change in tax status)(1)
Basic pro forma net income (loss) per share	n/a	$(0.14)	n/a	$0.88
Diluted pro forma net income (loss) per share	n/a	$(0.14)	n/a	$0.88

Weighted average shares outstanding
Basic	354,160,692	325,679,693	354,160,692	324,998,916
Diluted	354,445,509	325,679,693	354,543,037	325,260,426

(1)	The Company converted from a flow through tax entity (Subchapter S Corporation) to a taxable entity (C Corporation) during mid December 2004.

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted Net Income and EPS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income (pro forma net income (loss) for 2004) (1)	$91,029	$(46,005)	$184,570	$286,030

(Gain)/loss on disposal of assets, net (2)	452	20,173	1,515	(251,672)
Pre-opening expense, net (2)	860	828	1,188	16,835
Development expense, net (2)	5,130	4,567	15,565	7,329
Mall II sale incentives, net (2)	—	41,521	—	41,521
Stock option compensation, net (2)	—	43,513	—	43,513
Litigation settlement expense, net (2)	2,459	—	2,459	—
Loss on early retirement of debt, net (2)	—	3,368	90,508	4,259

Adjusted net income (3)	$99,930	$67,965	$295,805	$147,815

Per diluted share of common stock:
Net income (pro forma net income (loss) for 2004) (1)	$0.26	$(0.14)	$0.52	$0.88
(Gain)/loss on disposal of assets, net (2)	0.00	0.06	0.00	(0.77)
Pre-opening expense, net (2)	0.00	0.00	0.00	0.05
Development expense, net (2)	0.01	0.02	0.04	0.02
Mall II sale incentives, net (2)	—	0.13	—	0.13
Stock option compensation, net (2)	—	0.13	—	0.13
Litigation settlement expense, net (2)	0.01	—	0.01	—
Loss on early retirement of debt, net (2)	—	0.01	0.26	0.01

Adjusted EPS (3)	$0.28	$0.21	$0.83	$0.45

Weighted average diluted shares outstanding	354,445,509	325,679,693	354,543,037	325,260,426

(1)	See Condensed Consolidated Statement of Operations.
(2)	Calculated net of estimated pro forma tax effect.
(3)	Adjusted net income and Adjusted EPS are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income (loss) and EPS computed in accordance with generally accepted accounting principles (“GAAP”).

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Venetian Casino Resort	$182,594	$167,329	$572,859	$560,148
Sands Macao	244,535	165,650	624,664	225,737
Sands Expo and Convention Center	10,493	10,657	42,714	47,617
Grand Canal Shops	—	—	—	15,977

	$437,622	$343,636	$1,240,237	$849,479

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to EBITDA and Adjusted Property EBITDAR

	Three Months Ended September 30, 2005

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening Expense	Development Expense	Corporate Expense	Rent	Adjusted Property EBITDAR
Venetian Resort	$45,881	$15,228	$161	$61,270	$—	$—	$—	$3,308	$64,578

Sands Macao	82,161	6,567	323	89,051	860	—	—	188	90,099

Sands Expo Center	1,520	668	38	2,226	—	—	—	203	2,429

Other development	(5,926)	—	—	(5,926)	—	5,926	—	—	—

Corporate	(9,893)	—	—	(9,893)	—	—	9,893	—	—

	$113,743	$22,463	$522	$136,728	$860	$5,926	$9,893	$3,699	$157,106

	Three Months Ended September 30, 2004

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening Expense	Development Expense	Corporate Expense	Rent	Adjusted Property EBITDAR
Venetian Resort	$11,846	$13,736	$31,035	$56,617	$29	$—	$—	$2,828	$59,474

Grand Canal Shops	—	—	—	—	—	—	—	—	—

Sands Macao	63,258	4,925	—	68,183	809	—	—	179	69,171

Sands Expo Center	(795)	685	—	(110)	—	—	—	611	501

Other development	(4,567)	—	—	(4,567)	—	4,567	—	—	—

Corporate	(118,153)	—	—	(118,153)	—	—	118,153	—	—

	$(48,411)	$19,346	$31,035	$1,970	$838	$4,567	$118,153	$3,618	$129,146

	Nine Months Ended September 30, 2005

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening Expense	Development Expense	Corporate Expense	Rent	Adjusted Property EBITDAR
Venetian Resort	$168,096	$43,031	$(4)	$211,123	$504	$—	$—	$9,915	$221,542

Sands Macao	217,439	18,455	330	236,224	860	1,269	—	562	238,915

Sands Expo Center	11,639	2,039	38	13,716	—	—	—	609	14,325

Other Development	(16,557)	—	1,163	(15,394)	—	15,394	—	—	—

Corporate	(27,395)	—	—	(27,395)	—	—	27,395	—	—

	$353,222	$63,525	$1,527	$418,274	$1,364	$16,663	$27,395	$11,086	$474,782

	Nine Months Ended September 30, 2004

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposal of Assets	Adjusted EBITDA	Pre-Opening Expense	Development Expense	Corporate Expense	Rent	Adjusted Property EBITDAR
Venetian Resort	$574,042	$40,665	$(387,187)	$227,520	$995	$—	$—	$6,533	$235,048

Grand Canal Shops	6,771	1,824	—	8,595	—	—	—	886	9,481

Sands Macao	68,682	7,034	—	75,716	16,188	—	—	277	92,181

Sands Expo Center	10,663	2,206	—	12,869	—	—	—	611	13,480

Other Development	(7,329)	—	—	(7,329)	—	7,329	—	—	—

Corporate	(123,857)	—	—	(123,857)	—	—	123,857	—	—

	$528,972	$51,729	$(387,187)	$193,514	$17,183	$7,329	$123,857	$8,307	$350,190

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income (Loss) to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income (loss)	$91,029	$(85,879)	$184,570	$425,927
Add (deduct) :
Provision (benefit) for income taxes	9,814	—	(13,064)	—
(Other income) expense	(145)	—	1,146	9
Interest income	(8,637)	(2,184)	(23,164)	(3,278)
Interest expense, net of amounts capitalized	21,682	34,470	66,734	99,761
Loss on early retirement of debt	—	5,182	137,000	6,553
(Gain)/loss on disposal of assets	522	31,035	1,527	(387,187)
Depreciation and amortization	22,463	19,346	63,525	51,729

EBITDA	136,728	1,970	418,274	193,514

Add :
Rental expense	3,699	3,618	11,086	8,307
Pre-opening expense	860	838	1,364	17,183
Development expense	5,926	4,567	16,663	7,329
Corporate expense	9,893	118,153	27,395	123,857

Adjusted Property EBITDAR	$157,106	$129,146	$474,782	$350,190

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Total Adjusted Property EBITDAR (1)	$157,106	$129,146	$474,782	$350,190

Room Statistics for the Venetian:
Occupany %	96.3%	97.2%	97.6%	98.3%
Average daily room rate (ADR) (2)	$203	$201	$225	$219
Revenue per available room (REVPAR) (3)	$195	$195	$220	$215

Other Information:
Venetian:
Table games win per unit per day (4)	$5,691	$3,852	$5,183	$4,555
Slot machine win per unit per day (5)	$190	$201	$184	$190
Average number of table games	138	136	136	135
Average number of slot machines	1,998	2,000	1,995	2,001

Sands Macao:
Table games win per unit per day (4)	$7,444	$5,687	$6,449	$5,295
Slot machine win per unit per day (5)	$218	$207	$195	$199
Average number of table games	362	292	352	287
Average number of slot machines	802	519	796	500

(1)	Adjusted EBITDAR consists of operating income before depreciation and amortization, rental expense, pre-opening expense, development expense, the gain/loss on disposal of assets and corporate expense. Adjusted EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes adjusted EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting adjusted EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands Corp. have historically excluded pre-opening expense, development expense, and corporate expense, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating adjusted EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in adjusted EBITDAR and (2) how adjusted EBITDAR compares to levels of debt and interest expense. However, adjusted EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in adjusted EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, adjusted EBITDAR as presented by Las Vegas Sands Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted property EBITDAR consists of adjusted EBITDAR for a particular property, such as The Venetian in Las Vegas and the Sands Macao in Macao.
(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.
(4)	Table games win per unit per day shown before discounts and commissions.
(5)	Slot machine win per unit per day includes slot points.